Exhibit (3)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-76074 and 333-112298 of our report dated February 5, 2010, relating to the consolidated balance sheet of Hydro-Québec as at December 31, 2009, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for each of the years in the two-year period ended December 31, 2009 appearing in the Annual Report on Form 18-K of Hydro-Québec for the year ended December 31, 2010.

/s/ KPMG LLP	/s/ Ernst & Young LLP
KPMG LLP Chartered Accountants	Ernst & Young LLP Chartered Accountants

Montréal, Québec

April 14, 2011